Exhibit 10.3

JARDEN CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT, dated as of the 3rd day of January, 2012 (the “Agreement”), by and between Jarden Corporation, a Delaware corporation (the “Corporation”), and James E. Lillie (the “Restricted Stockholder”).

W I T N E S S E T H :

WHEREAS, the Restricted Stockholder is an employee of the Corporation;

WHEREAS, the Restricted Stockholder entered into the Third Amended and Restated Employment Agreement, dated as of January 5, 2011 (the “Employment Agreement”), by and between the Corporation and the Restricted Stockholder;

WHEREAS, pursuant to the terms of the Employment Agreement, the Corporation is obligated to grant to the Restricted Stockholder certain performance based equity awards in the form of restricted shares of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation (the “Restricted Stock”) under the Corporation’s 2009 Stock Incentive Plan (the “Stock Incentive Plan”), based on the long-term framework for the Corporation adopted by the Compensation Committee; and

WHEREAS, the parties hereto desire to enter into this Agreement on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Corporation and the Restricted Stockholder hereby agree as follows:

1.    Granting of Restricted Shares. (a) Notwithstanding anything to the contrary in the Employment Agreement, the Corporation hereby grants to the Restricted Stockholder, effective as of the date hereof (the “Date of Grant”), 70,000 restricted shares of Common Stock (the “Performance Shares”), subject to all of the terms and conditions of this Agreement, the Employment Agreement and the Stock Incentive Plan. The restrictions on the Performance Shares shall lapse, and the Performance Shares shall be fully vested, on the Vesting Date as set forth in Section 2 below.

(b)	All capitalized terms used herein but not defined shall have the meanings given to such terms in the Stock Incentive Plan.

2.    Vesting Period. The Performance Shares shall no longer be subject to the restrictions set forth herein on the earlier to occur of (such date, the “Vesting Date”):

(a)	the last day of any five consecutive trading day period during which the average closing price of the Corporation’s common stock on the New York Stock Exchange (or such other securities exchange on which the Corporation’s Common Stock may then be traded) equals or exceeds thirty-two dollars and twenty-seven cents per share ($32.27); or

(b)	the date there is a Change of Control of the Corporation (as defined in the Employment Agreement).

Except as otherwise provided in the Employment Agreement, in the event the Restricted Stockholder’s employment is terminated by the Corporation or voluntarily by the Restricted Stockholder, the Restricted Stockholder will surrender all of the unvested Performance Shares issuable pursuant to the terms hereof.

The number of shares granted and the stock price referred to above shall be adjusted for changes in the Common Stock as outlined in Section 18.4 of the Stock Incentive Plan or as otherwise mutually agreed in writing between the parties.

3.    Non-Transferability. The Performance Shares that remain subject to the restrictions set forth herein may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Restricted Stockholder until such restrictions shall have lapsed in accordance with the terms hereof or in the event of a transfer, assignment, pledge or other disposal, such event has been approved by the Compensation Committee of the Board of Directors. Restricted Stockholder agrees that, to the extent the restrictions set forth herein lapse with respect to any of the Performance Shares, such unrestricted Performance Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Restricted Stockholder, subject to applicable law, regulation or stock exchange rule, provided that Restricted Stockholder shall be entitled to satisfy the minimum withholding tax obligation (or such greater withholding amount as the Compensation Committee of the Board of Directors may approve) by electing to have the Corporation withhold from the Performance Shares that number of shares having a Fair Market Value (as defined in the Stock Incentive Plan) equal to the minimum amount required to be withheld (or such greater withholding amount as the Compensation Committee of the Board of Directors may approve), determined on the date that the amount of tax to be withheld is to be determined.

4.    No Right to Continued Employment. Nothing in this Agreement shall confer upon the Restricted Stockholder any right with respect to continuance of employment by the Corporation, nor shall it interfere in any way with the right of Corporation to terminate the Restricted Stockholder’s employment at any time. This Agreement does not constitute an employment contract. This Agreement does not guarantee employment for the length of time of the vesting period or for any portion thereof.

5.    Restricted Stockholder Bound by Stock Incentive Plan. The Restricted Stockholder hereby acknowledges receipt of a copy of the Stock Incentive Plan and agrees to be bound by all the terms and provisions thereof. In the event of any conflict between the provisions of this Agreement and the provisions of the Stock Incentive Plan, the provisions of this Agreement shall control. The Restricted Stockholder agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Stock Incentive Plan.

6.    Section 83(b) Election. If the Restricted Stockholder files an election with the Internal Revenue Service to include the Fair Market Value of any Performance Shares in gross income as of the Date of Grant, the Restricted Stockholder agrees to promptly furnish the Corporation with a copy of such election, together with the amount of any federal, state, local or other taxes required to be withheld to enable the Corporation to claim an income tax deduction with respect to such election.

7.    Withholding Taxes. The Performance Shares will be subject to any federal, state, or local taxes of any kind required by law at the time the Performance Shares vest and become nonforfeitable. By accepting the Performance Shares, the Restricted Stockholder agrees to promptly satisfy federal, state and local withholding requirements, when and if applicable, for such Performance Shares by making a cash payment to the Corporation equal to the required withholding amount or by electing to have the Corporation withhold from the Performance Shares that number of shares having a Fair Market Value (as defined in the Stock Incentive Plan) equal to the minimum amount required to be withheld (or such greater withholding amount as the Compensation Committee of the Board of Directors may approve), determined on the date that the amount of tax to be withheld is to be determined.

8.    Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Corporation at its principal corporate offices at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580. Any notice required to be given or delivered to the Restricted Stockholder shall be in writing and addressed to the Restricted Stockholder at the address set forth on the signature page hereto or to such other address as such party may designate in writing from time to time to the Corporation. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

9.    Interpretation. In the event of any conflict between the provisions of this Agreement and the provisions of the Employment Agreement, the provisions of this Agreement shall control.

10.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such state, other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

11.  Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

12.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer and the Restricted Stockholder has executed this Agreement as of the date first set forth above.

JARDEN CORPORATION

By:	/s/ Ian G.H. Ashken
	Name:	Ian G.H. Ashken
	Title:	Vice Chairman and Chief Financial Officer

RESTRICTED STOCKHOLDER

/s/ James E. Lillie
	Name:	James E. Lillie

Address: